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                           EXHIBIT 99


        CITIZENS CORPORATION EXPECTS $10 MILLION CHARGE
           IN THIRD QUARTER FOR JULY TORNADO LOSSES


WORCESTER, Mass., July 11, 1997 - Citizens Corporation  (NYSE:
CZC) today announced that it expects to incur an estimated $10 million in pretax catastrophe losses resulting from tornadoes and windstorms which struck Michigan during the first week of July. This anticipated charge is expected to be reflected in the company's third quarter results.

The charge is expected to result in a reduction of third quarter earnings per share for Citizens of approximately 18 cents. Third quarter results for Allmerica Financial
Corporation  (NYSE:  AFC),  Citizens' majority  parent,   are
expected to be impacted by six cents per share.

Citizens expects gross pretax losses of about $15 million from the storms. The company has reinsurance for 95 percent of the catastrophe losses above $10 million.

Citizens Corporation is the holding company for Citizens Insurance Company of America, a leading underwriter of personal and commercial property and casualty insurance in the Midwest. It is a subsidiary of Allmerica Financial, a diversified group of insurance and financial services companies headquartered in Worcester, Mass.

AF-32
7/97

CONTACTS:      Investors:               Media:
               Jean Peters              Michael F. Buckley
               (508) 855-3599           (508) 855-3099

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